Exhibit 10.1

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”) is made and effective as of October 2, 2015 (the “Effective Date”), by and between Community Shores Bank Corporation, a Michigan corporation (“Community Shores”) and 1030 Norton LLC, a Michigan limited liability company (“1030 Norton”) and the individuals identified on Exhibit A (each a “Registered Holder” and collectively, the “Registered Holders”). Community Shores, 1030 Norton, and the Registered Holders are sometimes referred to collectively herein as the “Parties”.

WITNESSETH:

WHEREAS, Community Shores issued a Convertible Secured Note, with a maturity date, as amended of, March 31, 2017, in the original principal amount of One Million Two Hundred and Eighty Thousand Dollars ($1,280,000) for the benefit of 1030 Norton (the “Note”), pursuant to a Convertible Secured Note Purchase Agreement, dated as of March 20, 2013 as amended; and

WHEREAS, as of the Effective Date, the outstanding principal amount of the Note is One Million Two Hundred and Eighty Thousand Dollars ($1,280,000) (the “Debt Balance”); and

WHEREAS, the Parties have agreed to convert all of the Debt Balance into shares of common stock of Community Shores (the “Conversion”) at conversion price equal to 75% of the per share purchase price to be established by the Board of Directors of Community Shores in connection with the Rights Offering (as defined in Section 3) (the “Conversion Price”).

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.          Conversion. As of the Effective Date, 1030 Norton hereby elects to convert the entire Debt Balance into shares of common stock at the Conversion Price, and Community Shores agrees to issue to 1030 Norton that number of shares of common stock determined by dividing the Debt Balance by the Conversion Price (the “Conversion Shares”) in exchange for such Conversion. 1030 Norton acknowledges and agrees that the entire Debt Balance shall be deemed satisfied and discharged upon such Conversion and that all security associated with the Note shall be released, including without limitation that certain Pledge Agreement in favor of 1030 Norton dated as of March 20, 2013. As a matter of administrative convenience, 1030 Norton has requested that 1030 Norton cause Conversion Shares to be registered in the names of the individuals to be listed on Exhibit A at closing (the “Registered Holders”), each in the amount set forth next to his or her name. As such, at closing and upon Community Shores’ receipt of the executed original Note, marked cancelled, Community Shores shall cause the number of Conversion Shares specified in Exhibit A (which number will be established as an administrative function by mutual agreement of the parties prior to closing) of this Agreement to be issued to and registered in the name of the applicable Registered Holder identified in Exhibit A of this Agreement.

2.          Representations, Warranties and Covenants.

(a)          Of Community Shores. Community Shores hereby makes the following representations, warranties and covenants in favor of 1030 Norton and the Registered Holders:

(i)          Common Stocks. The Conversion Shares constitute duly authorized shares of common stock of Community Shores, the issuance of which has been duly authorized by the Board of Directors of Community Shores.

(ii)         Validly Issued. Upon issuance of the Conversion Shares and receipt by Community Shores of the executed original Note, marked cancelled, such Conversion Shares shall be validly issued and outstanding, fully paid, nonassessable and free and clear of all liens and encumbrances arising through the actions of Community Shores or its directors, officers, employees or agents. None of the issued and outstanding Conversion Shares will have been issued in violation of any agreement, arrangement or commitment to which Community Shores is a party.

(iii)        Authorization. Community Shores has the full power and authority to execute this Agreement and perform its obligations hereunder. The execution and delivery by Community Shores of this Agreement, the performance by Community Shores of its obligations hereunder and the consummation by Community Shores of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Community Shores. This Agreement has been duly executed and delivered by Community Shores, and (assuming due authorization, execution and delivery by Norton) this Agreement constitutes a legal, valid and binding obligation of Community Shores enforceable against Community Shores in accordance with its terms.

(b)        Of 1030 Norton and the Registered Holders. 1030 Norton and the Registered Holders hereby make the following representations, warranties and covenants in favor of Community Shores:

(i)          Note. 1030 Norton is the owner of the Note, and owns such note free and clear of all liens, claims and encumbrances.

(ii)         Authorization. 1030 Norton and each of the Registered holders has full power and authority to enter into this Agreement, and this Agreement, when executed and delivered, will constitute a valid and legally binding obligation of each such party. All organizational action required to be taken to authorize (i) the execution and delivery of this Agreement by the undersigned individual for and on behalf of 1030 Norton and each of the Registered Holders, respectively, and (ii) the performance by 1030 Norton and each of the Registered Holders of their respective obligations hereunder has been taken.

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(iv)        Reliance Upon Representations and Warranties. 1030 Norton and each of the Registered Holders understand that the Conversion Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”) on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that Community Shores’ reliance on such exemption is predicated on the representations and warranties of 1030 Norton and the Registered Holders set forth herein.

(v)         Receipt of Information. Each of 1030 Norton and the Registered Holders has received all the information each considers necessary or appropriate for deciding whether to acquire the Conversion Shares. Each of 1030 Norton and the Registered Holders further represents it has had an opportunity to ask questions and receive answers from Community Shores regarding the terms and conditions of the offering of Conversion Shares and the business, properties, prospects and financial condition of Community Shores and to obtain additional information necessary to verify the accuracy of any information furnished to it or to which it has had access.

(vi)        Investment Experience. Each of 1030 Norton and the Registered Holders is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as Community Shores and acknowledges that it can bear the economic risk of its investment and that it, alone or together with is representatives, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Conversion Shares.

(vii)       Accredited Investor. 1030 Norton is an Accredited Investor, as such term is defined in Regulation D promulgated under the Securities Act because all of its members are Accredited Investors. Each of the Registered Holders is a member of 1030 Norton and an Accredited Investor.

(iii)        Acquired for Investment. This Agreement is made in reliance upon the representation by each of the Registered Holders to Community Shores, which, by such Registered Holder’s execution of this Agreement, the Registered Holder hereby confirms, that the Conversion Shares are being and will be acquired for investment for the accounts of the Registered Holders. The Registered Holders do not intend to engage in the Conversion as nominee or agent, nor with a view to the resale or distribution of any part of the Conversion Shares, and none of the Registered Holders nor any of their respective officers, members, partners, shareholders, managers, directors or representatives with the authority, responsibility or power to make a decision with regard to the purchase or sale of the common stocks or any portion thereof (collectively, “Representatives”) has any present intention of selling, granting any participation in or otherwise distributing the same. Each Registered Holder and its Representatives are familiar with the phrase “acquired for investment and not with a view to distribution” as it relates to the Securities Act and state securities laws and the special meaning given to such term by the Securities and Exchange Commission (the “SEC”). By executing this Agreement, each Registered Holder further represents that such Registered Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of Conversion Shares, other than as set forth in Section 1.

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3.          Closing; Conditions Precedent. The closing of the Conversion shall take place simultaneously with the closing of the Rights Offering (as defined below). The closing is subject to the satisfaction of each of the following conditions precedent:

(a)          Effectiveness and closing of the rights offering contemplated by Community Shores’ Registration Statement on Form S-1, as filed with the Securities and Exchange Commission (“SEC”) on June 25, 2015 (SEC File No. 333-205233) (the “Rights Offering”); and

(b)          Approval of the Federal Reserve Board of Governors to apply sufficient proceeds from the Rights Offering to repay the deferred and accumulated interest on Community Shores’ trust preferred securities; and

(c)          Confirmation by the holder of the trust preferred securities that upon receipt of such payment, the event of the default associated with the trust preferred securities has been cured and Community Shores is eligible to enter another period of interest deferral.

4.          Governing Law. This Agreement shall be governed by the laws of the State of Michigan, without reference to the choice-of-law rules of such state.

5.          Attorneys’ Fees. In the event any party hereto fails to perform any of its obligations under this Agreement or the transactions contemplated hereby or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as determined by the court exercising jurisdiction, shall pay any and all reasonable costs and expenses incurred by the other party or parties in enforcing or establishing its rights hereunder, including court costs and reasonable attorneys’ fees.

6.          Successors and Assigns. This Agreement shall be binding upon each party hereto and its respective successors and assigns.

7.          Severability. If any term of provision of this Agreement or any application thereof shall be held invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

8.          Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties hereto. The Parties hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the subject matter hereof are merged into and revoked by this Agreement.

9.          Interpretation. All provisions of this Agreement shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

10.         Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one agreement. An original signature or copy thereof transmitted by facsimile or other electronic means (including email in PDF format) shall constitute an original signature for purposes of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, this Debt Conversion Agreement has been duly executed as of the Effective Date.

PARTIES:

COMMUNITY SHORES BANK CORPORATION

By:	/s/ Heather Brolick
Name:	Heather Brolick
Title:	President

1030 NORTON LLC

By:	/s/ Bruce J. Essex
Name:	Bruce J. Essex
Title:	Managing Member

Registered Holders

By:	/s/ Gary G. Bogner
Name:	Gary F. Bogner

By:	/s/ Robert L. Chandonnet
Name:	Robert L. Chandonnet

By:	/s/ Bruce J. Essex
Name:	Bruce J. Essex

By:	/s/ Michael Gluhanich
Name:	Michael Gluhanich

By:	/s/ Mark Moulton
Name:	Mark Moulton

By:	/s/ Paul Reid
Name:	Paul Reid

EXHIBIT A

Registered Holders	Conversion Shares
Gary F. Bogner
Robert Chandonnet
Bruce Essex
Michael Gluhanich
Mark Moulton
Paul Reid

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